Exhibit n
CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the inclusion of our report dated November 13, 2006, on the Statement of Assets and Liabilities of DWS Dreman Value Income Edge Fund, Inc. as at November 9, 2006, included in Pre-Effective Amendment Number 3 to the Registration Statement (Form N-2, 333-137385) of DWS Dreman Value Income Edge Fund, Inc. which is incorporated by reference in the Post-Effective Amendment to the Registration Statement (Form N-2) for the registration of additional shares of Common Stock.
/s/ERNST & YOUNG LLP
Boston, Massachusetts
November 21, 2006